CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-203262 of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated April 6, 2015 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-2 Series Account of Great-West Life & Annuity Insurance Company and of our report dated February 27, 2015 on the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries appearing in the Statement of Additional Information, which is part of the Registration Statement.
We also consent to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Denver, Colorado
December 18, 2015